Exhibit 99.1


  The Gymboree Corporation Reports October and Third Quarter Sales Results;
                          Updates Earnings Guidance

    BURLINGAME, Calif., Nov. 4 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) reported net sales from retail operations for the four-week period ended October 30, 2004, of $54.6 million, an increase of 12% compared to net sales from retail operations of $48.7 million for the same four-week period last year. Comparable store sales for the four-week period increased 3% compared to a 12% decrease in comparable store sales for the same period last year.
    For the third fiscal quarter ended October 30, 2004, net sales from retail operations totaled $162.3 million, a 10% increase over the $148.1 million in net sales from retail operations reported for the quarter ended
November 1, 2003. Comparable store sales for the quarter increased 2% over the same period last year.
    Net sales from retail operations for the 39 weeks ended October 30, 2004 were $433.4 million, an increase of 10% compared to net sales from retail operations of $394.6 million for the same period last year. Comparable store sales for the 39-week period increased 4% over the same period last year.
    Results from United Kingdom and Ireland retail operations are not included in October and year-to-date comparable store sales calculations based on the Company's decision to close these operations. The wind down of the United Kingdom and Ireland retail operations was substantially completed by the end of the third fiscal quarter of 2004.
    "We had better sales than expected for the quarter but we continued to experience a very promotional retail environment, which increased pressure on our gross margins," said Lisa Harper, The Gymboree Corporation's chairman and chief executive officer. "We expect these conditions to continue and as a result have lowered our earnings estimates for the remainder of the year."
    The Company now expects its earnings from continuing operations for the third quarter to be in the range of $0.16 to $0.18 per diluted share. In addition, the Company now expects earnings from continuing operations for the fourth quarter and for the full fiscal year 2004 to be in the range of $0.25 to $0.30 and $0.58 to $0.65 per diluted share, respectively.

    Management Presentations
    For more information about October and third quarter sales, please listen to The Gymboree Corporation's monthly sales recording by calling its Investor Relations Hotline at 650-696-2933. The recording will be available Thursday, November 4 at 7:55 a.m. Eastern Time through Thursday, November 11 at
11:59 p.m. Pacific Time.

    About The Gymboree Corporation
    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 30, 2004, the Company operated a total of 660 stores: 597 Gymboree(R) retail stores (552 in the United States, 28 in Canada, and 17 in Europe), 51 Janie and Jack(R) retail shops and 12 Janeville(TM) stores in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 506 franchised and company-operated centers in the United States and 26 other countries.

    Forward-Looking Statements
    The foregoing sales figures for October and the third fiscal quarter are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, the wind down of our UK and Ireland operations, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended January 31, 2004. These forward-looking statements reflect The Gymboree Corporation's expectations as of November 4, 2004. The Gymboree Corporation undertakes no obligation to update the information provided herein.
    NOTE: Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Janeville is a trademark of The Gymboree Corporation.

SOURCE  The Gymboree Corporation
    -0-                             11/04/2004
    /CONTACT: investors, Charles Bracher, +1-415-278-7137, or investor_relations@gymboree.com, or press, Jennifer Bonzagni Marshall, +1-650-373-7637, or media_relations@gymboree.com, both of Gymboree Corporation/
    /Web site:  http://www.gymboree.com/
    (GYMB)

CO:  Gymboree Corporation
ST:  California
IN:  REA
SU:  SLS ERP